EXHIBIT 10.1

COPART, INC.

AMENDED AND RESTATED EXECUTIVE OFFICER

EMPLOYMENT AGREEMENT

This Amended and Restated Executive Officer Employment Agreement is entered into as of September 25, 2008 by and between Copart, Inc., a California corporation (the “Company”), and William E. Franklin (the “Executive”).

RECITALS:

A.                                   The Company and the Executive previously entered into an Executive Officer Employment Agreement (the “Original Agreement”) dated March 15, 2004 (the “Effective Date”).

B.                                     The Board of Directors of the Company (the “Board”) believes it is in the best interests of the Company and its shareholders to amend the terms of the Original Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT:

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.                                       Duties and Scope of Employment.

(a)                                  Position and Duties.  As of the Effective Date, Executive will serve as Senior Vice President and Chief Financial Officer of the Company.  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him the Chief Executive Officer (CEO), President or Executive Vice President (Senior Management) and as are contemplated by the Company’s bylaws.  During the term of Executive’s employment with the Company, Executive shall report to and be subject to the directives of the Board of Directors and Senior Management. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)                                 Obligations.  During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.                                       Employment Terms.

(a)                                  Basic “At Will” Rule.  The Employment Term shall begin upon the Effective Date and shall continue thereafter until terminated by the Company or the Executive.  The Executive acknowledges and agrees that his employment with the Company is “at will” and may be terminated at any time, with or without notice, with or without good cause, or for any or no cause, at the option of either the Company or the Executive.  Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company shall give rise to, or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s at-will employment with the Company.

(b)                                 Termination.  If the Company terminates the Executive’s employment at any time for any reason other than Cause or Disability, both as defined below, or if the Executive terminates his employment at any time for Good Reason, as defined below, the provisions of paragraph 9(a)(i) shall apply.  If the Executive terminates his employment at any time other than for Good Reason, the provisions of paragraph 9(a)(ii) shall apply.  Upon termination of the Executive’s employment with the Company, the Executive’s rights under any applicable benefit plans shall be determined under the provisions of those plans.

(c)                                  Death.  The Executive’s employment shall terminate in the event of his death.  The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive’s death, or for periods following the Executive’s death; provided, however, that the Company’s obligations under paragraph 9(a)(i) shall not be interrupted as a result of the Executive’s death subsequent to a termination to which such paragraph applies.  The Executive’s rights under the benefit plans of the Company in the event of the Executive’s death shall be determined under the provisions of those plans.

(d)                                 Cause.  For all purposes under this Agreement, “Cause” shall mean Executive’s:

(i)                                     willful or grossly negligent failure to substantially perform his duties hereunder;

(ii)                                  commission of gross misconduct which is injurious to the Company;

(iii)                               breach of a material provision of this Agreement or the agreements incorporated herein by reference;

(iv)                              material violation of a federal or state law or regulation applicable to the business of the Company;

(v)                                 misappropriation or embezzlement of Company funds or an act of fraud or dishonesty upon the Company made by Executive;

(vi)                              conviction of, or plea of nolo contendre to, a felony; or

(vii)                           continued failure to comply with directives of Senior Management.

No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith without a reasonable belief that the act or omission was in the

Company’s best interest.  No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective.  The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

(e)                                  Disability.  The Company may terminate the Executive’s employment for Disability by giving the Executive 30 days’ advance notice in writing.  For all purposes under this Agreement, “Disability” shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness.  In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subparagraph (e) becomes effective, the notice of termination shall automatically be deemed to have been revoked.  No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability, or for periods following the date when such a termination of employment is effective.  The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

(f)                                    Good Reason.  Employment with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate his employment for “Good Reason” within 30 days following the expiration of any Company cure period (as described below) and thereupon become entitled to the benefits of paragraph 9(a)(i) below, if one or more of the following events (described in clauses (i) through (iii) below) shall have occurred  without the Executive’s prior written consent.  The Executive will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of such grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

(i)                                     the assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which results in a material diminution in the Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities;

(ii)                                  a material reduction by the Company in the Base Salary (as defined below) of the Executive as in effect immediately prior to such reduction;

(iii)                               any material breach by the Company of any material provision of this Agreement.

3.                                       Place of Employment.  The Executive’s services shall be performed at the Company’s principal executive offices in Fairfield, California.  The parties acknowledge, however, that the Executive will be required to travel in connection with the performance of his duties hereunder.

4.                                       Compensation.

(a)                                  Base Salary.  For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive effective August 25, 2008 and during the remainder of the Employment Term a base salary (the “Base Salary”) at an annual rate of not less than $300,000.  The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.  The Company agrees to review the Base Salary at least annually after the conclusion of the Company’s fiscal year (July 31) and to make such increases therein as the Board may approve.

(b)                                 Bonus.  Beginning with the Company’s 2009 fiscal year and for each fiscal year thereafter during the Employment Term, the Executive will be eligible to receive an annual bonus (the “Bonus”) in the form of cash and/or stock option grants for such fiscal year as approved by the Compensation Committee and the Board.  Payment of an annual bonus shall be a discretionary decision of the Board.  The Bonus, if any, will be paid as soon as practical following the determination by the Board or its Compensation Committee that the Bonus has been earned, but in no event after the fifteenth day of the third month of the Company’s fiscal year or the calendar year, whichever is later, following the date the Executive earns the Bonus and it is no longer subject to a substantial risk of forfeiture.

5.                                       Employee Benefits.  During the Employment Term, the Executive shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  The Company will not materially reduce the kind or level of employee benefits to which the Executive is entitled in a manner that would result in the Executive’s overall benefits package being materially reduced.  Any such reduction of benefits by the Company will constitute a material breach of the Agreement.

6.                                       Vacation.  Executive will be entitled to paid vacation of three (3) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

7.                                       Expenses.  The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while an employee of the Company (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, however, that the Executive shall properly and promptly account for such expenses in accordance with the Company’s policies and procedures.  The parties agree that for purposes of this paragraph, the Executive’s air travel shall be coach class domestically and business class internationally (excluding Canada).

8.                                       Other Activities.  The Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness.  The Executive may, however, devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Senior Management to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph.

9.                                       Termination Benefits.  The Executive shall be entitled to receive severance and other benefits upon a termination of employment as follows:

(a)                                  Severance.

(i)                                     Involuntary Termination.  If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, then, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, and subject to the remaining provisions of this paragraph 9, the Executive shall be entitled to continued payment of his Base Salary until the earliest of:  (A) the 12-month anniversary of the effective date of the Executive’s termination, payable monthly beginning 30 days after the date of Executive’s termination, or (B) the date on which the Executive breaches his obligations under paragraph 10 hereof.

(ii)                                  Other Termination.    In the event the Executive’s employment terminates for any reason other than as described in paragraph 9(a)(i) above, including by reason of the Executive’s death or Disability, the Company’s termination of Executive for Cause, or Executive’s resignation other than for Good Reason, then the Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefit plans and policies at the time of such termination.

(b)                                 Release of Claims Agreement.  The receipt of any severance payments or benefits pursuant to this Agreement is subject to the Executive signing and not revoking a severance agreement and release of claims (the “Release”) in a form acceptable to the Company which must become effective no later than the 60th day following the Executive’s termination of employment (the “Release Deadline”), and if not, the Executive will forfeit any right to severance payments or benefits under this Agreement.  To become effective, the Release must be executed by the Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without the Executive having revoked the Release.  In addition, no severance payments or benefits will be paid or provided until the Release actually becomes effective.  In the event the Executive’s termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 9(c)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 9(a), (ii) the date the Release becomes effective, or (iii) Section 9(c).

(c)                                  Section 409A.

(i)                                     Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” (“Specified Employee”) within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, then the severance and benefits payable to Executive pursuant to this Agreement (other than due to death), if any, and any other severance payments or separation payments which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which are otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of the Executive’s death, if earlier.  All Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(ii)                                  Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii)                               Amounts paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that do not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.  For this purpose, “Section 409A Limit” means the lesser of two (2) times: (A) the Executive’s annualized compensation based upon the annual rate of pay paid to  Executive during the Company’s taxable year preceding the Company’s taxable year of the Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s employment is terminated.

(iv)                              The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)                                 No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner).

10.                                 Proprietary Information.  During the Employment Term and thereafter, the Executive shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company.  As an express condition of the Executive’s employment with the Company, the Executive agrees to execute confidentiality agreements as requested by the Company.

11.                                 Right to Advice of Counsel.  The Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.

12.                                 Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Executive to the benefits described in paragraphs 9(a)(i) and 9(b) of this Agreement, subject to the terms and conditions therein.

13.                                 Assignment.  This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns.  This Agreement is personal in nature, and the Executive shall not, without the prior written consent of the Company, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

14.                                 Absence of Conflict.  The Executive represents and warrants that his employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

15.                                 Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or, if earlier, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Executive:	William E. Franklin
[address]

If to the Company:	Copart, Inc.
4665 Business Center Drive
Fairfield, California 94534
Attn: General Counsel

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

16.                                 Waiver.  Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof.  Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

17.                                 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18.                                 Arbitration.

(a)                                  Arbitration.  In consideration of Executive’s employment with the Company,  its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under State or Federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with employee.

(b)                                 Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes.  Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive agrees that the arbitrator shall issue a written decision on the merits.  Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $2,000.00 of any fees associated with any arbitration Executive initiates.  Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the rules, the rules shall take precedence.  Any arbitration hereunder shall be conducted in San Francisco, California

(c)                                  Remedy.  Except as provided by the rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly,

except as provided for by the rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)                                 Availability of injunctive relief.  In accordance with Rule 1281.8 of the California Code of Civil Procedure, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between Executive and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.  In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e)                                  Administrative relief.  Executive understands that this agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the department of fair employment and housing, the equal employment opportunity commission or the workers’ compensation board.  This agreement does, however, preclude Executive from pursuing court action regarding any such claim.

19.                                 Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that he/she has been provided an opportunity to seek the advice of an attorney before signing this agreement.

20.                                 Integration.  This Agreement, together with the  the Confidential Information Agreement and any agreement relating to equity incentive awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company.

21.                                 Headings.  The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

22.                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

23.                                 Cooperation.  Executive shall, without further remuneration, provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during or relating to Executive’s employment hereunder.  If Executive’s cooperation is needed under this paragraph, the Company shall use reasonable best efforts to schedule Executive’s participation at a mutually convenient time, and shall reimburse Executive for reasonable travel and out-of-pocket expenses (following presentment of reasonable substantiation).  This provision shall survive any termination of this Agreement or Executive’s employment.

24.                                 Counterparts.  This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

25.                                 Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

26.                                 Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Amended and Restated Executive Officer Employment Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

COPART, INC.

By:	/s/ Paul A. Styer	Date:

Print Name:	Paul A. Styer

Title:	Secretary

EXECUTIVE:

/s/ William E. Franklin		Date:
William E. Franklin